UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 1, 2007

Cyberonics, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-19806	76-0236465
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

100 Cyberonics Blvd., Houston, Texas		77058
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	2812287200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Michael A. Cheney

On August 4, 2007, Michael A. Cheney resigned his position as Vice President, Sales and Marketing. The resignation is effective as of the close of business on August 1, 2007. In connection with his resignation, Mr. Cheney entered into a letter agreement with Cyberonics, Inc. (the "Company") pursuant to which Mr. Cheney released the Company from all claims pertaining to his employment in exchange for a payment in the amount of $376,000 and continued health care benefits until August 31, 2007. The letter agreement also amended four Notice of Grant and Stock Option Agreements extending from 90 days to 130 days the period during which Mr. Cheney may exercise his vested stock options. A copy of the letter agreement is filed as Exhibit 10.1.

George E. Parker III

George E. Parker III was appointed by the Company’s Board of Directors (the "Board") as Chief Operating Officer in November 2006 on an interim basis while the Board conducted a search for a new Chief Executive Officer and continued to serve as Chief Operating Officer on an interim basis for a transition period after the appointment of Daniel J. Moore as Chief Executive Officer. Effective August 6, 2007, Mr. Parker resigned as the Company's Interim Chief Operating Officer and assumed new responsibilities as the Company’s Depression General Manager, leading a business unit dedicated to the opportunity for VNS Therapy in the treatment-resistant depression indication. Mr. Parker will continue as Vice President, Human Resources and his compensation will be adjusted consistent with his change in responsibilities in an amount yet to be determined by the Compensation Committee of the Board.

Item 9.01 Financial Statements and Exhibits.

10.1 Letter Agreement effective as of August 1, 2007 between Michael A. Cheney and Cyberonics, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cyberonics, Inc.

August 7, 2007	By:	/s/ David S. Wise

Name: David S. Wise
Title: Secretary

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Exhibit Index

Exhibit No.	Description

10	Letter Agreement effective as of August 1, 2007 between Michael A. Cheney and Cyberonics, Inc.